UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/01/2011

Unitrin, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-18298

DE	95-4255452
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)

312-661-4600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At its meeting on February 1, 2011, the Compensation Committee (the "Committee") of the Board of Directors of Unitrin, Inc. (the "Company") approved the 2011 compensation for Donald G. Southwell, Scott Renwick and Richard Roeske, the Company's executive officers who were listed in the Summary Compensation Table set forth in the Company's Proxy Statement for the 2010 Annual Meeting of Shareholders (the "2010 Proxy Statement"), and Dennis R. Vigneau, the Company's Senior Vice President and Chief Financial Officer. A portion of the 2011 compensation approved for the foregoing officers consists of annual and multi-year cash incentive awards ("PIP Awards") pursuant to the Company's 2009 Performance Incentive Plan. The Committee approved the following Target Bonus Percentages for each of the annual and multi-year PIP Awards to such officers: Donald G. Southwell (50%); Scott Renwick (50%); Dennis R. Vigneau (50%); and Richard Roeske (30%).

The terms of the 2011 PIP Awards are otherwise consistent with the description of PIP Awards provided in the 2010 Proxy Statement under the heading "Performance Incentive Plan Awards," which explains how Target Bonus Percentages to are used to determine the amounts of any PIP Award payouts. Subject to the terms of the award agreements for each of the 2011 PIP Awards and the results of their applicable performance metrics, any payouts due under the annual PIP Awards would be made in early 2012 based on performance for calendar year 2011, and any payouts due under the multi-year PIP Awards would be made in early 2014 based on performance for the three-year period ending December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unitrin, Inc.

Date: February 07, 2011	By:	/s/ Scott Renwick
Scott Renwick
Senior Vice President